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                                                                    EXHIBIT 12.1


               Computation of Ratio of Earnings to Fixed Charges
                   CSX Transportation, Inc. and Subsidiaries
                       Ratio of Earnings to Fixed Charges
                             (Millions of Dollars)





                                       FOR THE
                                    QUARTER ENDED                          FOR THE FISCAL YEARS ENDED
                                    -------------  -------------------------------------------------------------------------
                                    MAR. 26, 2004  DEC. 26, 2003  DEC. 27, 2002  DEC 28, 2001   DEC. 29, 2000  DEC. 31, 1999
                                    -------------  -------------  -------------  ------------   -------------  -------------
Earnings:
   Earnings Before Income Taxes         $63             $216           $479           $324           $170           $372
   Interest Expense                      26              101            113            130            120             77
   Amortization of Debt Discount         --               --             (1)            --             --             --
   Interest Portion of Fixed Rent        14               54             54             54             74             64

   Undistributed Earnings of
     Unconsolidated Subsidiaries         (6)             (20)           (19)            (7)           (14)           (25)
                                        ---             ----           ----           ----           ----           ----
   Earnings, as Adjusted                $97             $351           $626           $501           $350           $488
                                        ---             ----           ----           ----           ----           ----

Fixed Charges:
   Interest Expense                     $26             $101           $113           $130           $120           $ 77
   Capitalized Interest                  (1)               3              3              6              6              8
   Amortization of Debt Discount         --               --             (1)            --             --             --
   Interest Portion of Fixed Rent        14               54             54             54             74             64
                                        ---             ----           ----           ----           ----           ----
   Fixed Charges                        $39             $158           $169           $190           $200           $149
                                        ---             ----           ----           ----           ----           ----

                                        ---             ----           ----           ----           ----           ----
   Ratio of Earnings to Fixed Charges   2.4x             2.2x           3.7x           2.6x           1.8x           3.3x
                                        ---             ----           ----           ----           ----           ----